Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

frisch’s restaurants, inc.

Article I
NAME

The name of the corporation is “Frisch’s Restaurants, Inc.” (the “Corporation”).

Article II
PRINCIPAL PLACE OF BUSINESS

The place in Ohio where the principal office of the Corporation is to be located is Cincinnati, Hamilton County, Ohio.

Article III
PURPOSES

The Corporation is formed to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code and any amendments heretofore or hereafter made thereto.

Article IV
AUTHORIZED STOCK

The number of shares which the Corporation is authorized to have issued and outstanding is 1,000 shares of common stock with no par value (hereinafter designated “Common Stock”).  Except as otherwise provided in these Amended and Restated Articles of Incorporation, the shares of Common Stock shall be in all respects identical, and the holders thereof shall be entitled to participate in any dividend, reclassification, merger, consolidation, reorganization, recapitalization, liquidation, dissolution or winding up of the affairs of the Corporation, share for share, without priority or other distinction. No shareholder shall have any pre-emptive or other right to subscribe for, purchase or acquire shares of Common Stock, or any securities convertible into share of Common Stock or evidencing or accompanied by any right to subscribe for, purchase or acquire shares of Common Stock.

Article V
VOTING

Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the shareholders of the Corporation, on all propositions before such meetings. Notwithstanding any provision of the Ohio Revised Code, now or hereafter in force, requiring for any purpose the vote or consent of the holders of two-thirds (2/3) or any other proportion of the voting power of the Corporation, such action, unless otherwise expressly required by these Amended and Restated Articles of Incorporation, may be taken by the vote or consent of the holders of a majority of the voting power of the Corporation.

Article VI
ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of the Corporation shall be held at such time as may be fixed in the Code of Regulations of the Corporation. Any meeting of shareholders, annual or special, may be held in or outside of the State of Ohio. Reasonable notice of all meetings of shareholders shall be given, by mail or publication or as prescribed by the Code of Regulations of the Corporation.

Article VII
DIVIDENDS

Each share of Common Stock shall be entitled to participate equally in such dividends as may be declared by the board of directors out of funds legally available therefor, and to participate equally in all distributions of assets upon liquidation.

Article VIII
DISTRIBUTION OF ASSETS

In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock will be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, on a pro rata basis.

Article IX
PURCHASE OF STOCK

Any provision hereof to the contrary notwithstanding, the Corporation shall have the power upon the affirmative vote of a majority of its Board of Directors to purchase, to hold, to sell and to transfer shares of its own capital stock.

Article X
APPLICABLE LAW

Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Amended and Restated Articles of Incorporation in the office of the Secretary of State of the State of Ohio.

If any provision or provisions of these Amended and Restated Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Amended and Restated Articles of Incorporation (including, without limitation, each portion of any paragraph of these Amended and Restated Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of these Amended and Restated Articles of Incorporation (including, without limitation, each such portion of any paragraph of these Amended and Restated Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Article XI
amendment

The Corporation reserves the right to amend or repeal any provisions contained in these Amended and Restated Articles of Incorporation or any amendment thereof from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Ohio, and all rights conferred upon shareholders and directors are granted subject to such reservation.

Article XII
PREVIOUS ARTICLES SUPERSEDED

These Amended and Restated Articles of Incorporation supersede any previous Articles of Incorporation of the Corporation filed with the Secretary of State of Ohio on October 30, 1985, and all amendments thereto.